Exhibit 99.1

PACCAR Inc
Public Affairs Department
P.O. Box 1518
Bellevue, WA 98009
Contact:	Ken Hastings
(425) 468-7530
ken.hastings@paccar.com

FOR IMMEDIATE RELEASE

PACCAR Achieves Good Quarterly Revenues and Profits

July 21, 2020, Bellevue, Washington – “PACCAR achieved good quarterly revenues and net income in the second quarter of 2020,” said Preston Feight, chief executive officer. “PACCAR closed its factories for five weeks at the beginning of the quarter and has gradually resumed production while enhancing operating processes and procedures for employee health and well-being, manufacturing efficiency and customer satisfaction. I am very proud of our outstanding employees who delivered excellent production and distribution performance while enhancing PACCAR’s rigorous health and safety standards.”

PACCAR earned net income of $147.7 million ($.43 per diluted share) in the second quarter, compared to $619.7 million ($1.78 per diluted share) earned in the same period last year. Second quarter net sales and financial services revenues were $3.06 billion, compared to $6.63 billion achieved in the second quarter of 2019. “PACCAR’s truck production and PACCAR Parts’ aftermarket sales steadily increased as the quarter progressed. PACCAR’s quarterly profits are a direct result of its proven business model: premium trucks and transportation solutions, flexible manufacturing processes, a strong balance sheet, and rigorous cost control while maintaining R&D and capital investments that drive long-term growth,” added Feight.

PACCAR reported first half net income of $507.1 million ($1.46 per diluted share), compared to $1.25 billion ($3.59 per diluted share) earned in the first six months of last year. Net sales and financial services revenues for the first six months of 2020 were $8.22 billion, compared to $13.12 billion achieved last year.

PACCAR Engine Factory, Columbus, Mississippi

Quarterly Dividend Announcement

“PACCAR is in excellent financial position, with manufacturing cash and marketable securities of $4.17 billion at June 30, 2020 and bank facilities of $3.0 billion,” shared Mark Pigott, executive chairman. The company has credit ratings of A+/A1.

PACCAR’s Board of Directors declared a regular quarterly cash dividend of thirty-two cents ($.32) per share, payable on September 1, 2020, to stockholders of record at the close of business on August 11, 2020.

Financial Highlights – Second Quarter 2020

Highlights of PACCAR’s financial results for the second quarter of 2020 include:

•	Net sales and revenues of $3.06 billion.
•	Net income of $147.7 million.
•	Global truck deliveries of 18,100 units.
•	PACCAR Parts revenues of $823.7 million.
•	PACCAR Parts pre-tax income of $151.9 million.
•	Financial Services pre-tax income of $55.5 million.
•	Manufacturing cash and marketable securities of $4.17 billion.
•	Cash generated from operations of $934.9 million.
•	Stockholders’ equity of $9.78 billion.

Financial Highlights – First Half 2020

Highlights of PACCAR’s financial results for the first six months of 2020 include:

•	Net sales and revenues of $8.22 billion.
•	Net income of $507.1 million.
•	Capital investments of $308.8 million and R&D expenses of $137.5 million.
•	Financial Services pre-tax income of $103.8 million.
•	Cash generated from operations of $1.36 billion.
•	Medium-term note issuances of $1.33 billion.

Global Truck Markets

“The U.S. and Canada Class 8 truck market is rebounding as state and local economies re-open,” said Mike Dozier, senior vice president. “Customers benefited from lower fuel costs, and many sectors experienced higher freight volumes and improved freight pricing as the quarter progressed. Class 8 truck industry orders in June were 28% higher than June last year.” Class 8 truck industry retail sales in the U.S. and Canada are estimated to be in a range of 160,000-190,000 trucks in 2020, though the market size and economy could be impacted if there was a resurgence of COVID-19. Peterbilt and Kenworth achieved U.S. and Canada Class 8 truck retail sales market share of 29.6% through June this year, compared to 29.1% during the same period last year.

Harry Wolters, DAF president, said, “Customer demand for fuel-efficient DAF XF, CF and LF trucks bounced back in May and June as the European economies improved.” European truck industry registrations in the above 16-tonne market are estimated to be in a range of 190,000-220,000 vehicles this year.

The South American above 16-tonne truck market is projected to be in a range of 60,000-80,000 trucks in 2020. “Customers appreciate the durability and reliability of DAF trucks in Brasil, which is one of the most demanding operating environments in the world,” said Mike Kuester, assistant vice president of South America. “DAF achieved a record 9.1% market share in the Brasil above 40-tonne truck segment in the first half of this year.”

PACCAR Parts Achieves Good Quarterly Revenues and Pre-Tax Profit

PACCAR Parts achieved good quarterly revenues of $823.7 million in the second quarter of 2020, compared to $1.03 billion achieved in the same period last year. Second quarter 2020 pre-tax profit was $151.9 million, compared to $210.6 million achieved in the second quarter of 2019. PACCAR Parts first half 2020 revenues were $1.82 billion, compared to $2.03 billion in the same period last year. PACCAR Parts achieved pre-tax profit of $366.6 million in the first six months of 2020, compared to $418.2 million earned in the first six months of 2019. David Danforth, PACCAR vice president and PACCAR Parts general manager, said, “Some customers deferred vehicle maintenance during the quarter, which impacted parts purchases. The stronger economy and higher truck traffic in June increased demand for aftermarket services.”

Jim Walenczak, PACCAR Parts assistant general manager, noted, “PACCAR Parts has invested in its e-commerce platform for many years, which benefits our customers and dealers. PACCAR Parts’ global e-commerce retail sales increased 20% in the first half of 2020 compared to the same period last year.” PACCAR continues to add global distribution capacity to deliver industry-leading aftermarket parts availability to its customers. PACCAR’s new 250,000 square-foot distribution center in Las Vegas, Nevada and new 160,000 square-foot distribution center in Ponta Grossa, Brasil opened during the second quarter.

PACCAR Parts Distribution Center in Ponta Grossa, Brasil

Kenworth, Peterbilt and DAF to Produce Battery-Electric Vehicles

Kenworth, Peterbilt and DAF continue to be global leaders in zero emissions vehicles, with customers presently field testing more than 60 battery electric, hydrogen fuel cell and hybrid trucks in North America and Europe. Deliveries of PACCAR battery electric production model trucks are expected to begin in 2021.

DAF LF Electric, CF Electric and CF Hybrid Trucks

“Industry zero emissions powertrain deliveries are expected to be modest over the next several years due to the high cost of the technology,” said Kyle Quinn, PACCAR chief technology officer. “Medium-term demand for zero emissions vehicles will be primarily in refuse, port and local delivery applications which do not require long distance travel or a network of refueling infrastructure, as well as in locations with government mandated zero emissions.”

PACCAR has partnered with industry-leading companies to supply components and charging infrastructure that are being integrated into PACCAR’s proprietary vehicle electronics architecture.

Hydrogen Fuel Cell Electric Kenworth T680 Truck

“PACCAR is leading the industry in developing hydrogen fuel cell powered Class 8 trucks,” said Kevin Baney, PACCAR vice president and Kenworth general manager. Kenworth is delivering 10 hydrogen fuel cell Kenworth T680 trucks to several customers for field testing in the Port of Los Angeles. Kenworth integrated Toyota fuel cell technology with the Kenworth T680, and Shell provided hydrogen fuel and infrastructure. The trucks were produced at the Kenworth truck factory in Renton, Washington, and the PACCAR Technical Centers are providing extensive performance testing.

Peterbilt has developed three application-specific battery electric truck models, and many of these vehicles are accumulating test miles with customers. Jason Skoog, PACCAR vice president and Peterbilt general manager, commented, “Peterbilt Model 579EV trucks are deployed in port and regional haul applications; Peterbilt Model 220 trucks are being utilized in medium-duty pickup and delivery applications; and Peterbilt Model 520EVs are collecting and hauling refuse.”

Peterbilt Model 579EV Truck

DAF has developed a range of electric and hybrid vehicles that are undergoing extensive field testing by customers in a variety of applications in Europe. “The DAF CF Electric is used in regional haul and refuse applications; the DAF LF Electric is ideal for local delivery; and the DAF CF Hybrid is designed for long haul with the capability to also operate in cities with zero emissions requirements,” said Ron Borsboom, DAF executive director of product development.

Capital Investments and Research and Development

PACCAR’s excellent long-term profits, strong balance sheet, and consistent focus on quality, technology and productivity have enabled the company to invest $7.1 billion in new and expanded facilities, innovative products and new technologies during the past decade. “PACCAR takes a disciplined approach to capital investments and R&D projects, investing for long-term growth in aerodynamic truck models, diesel and zero emissions powertrain technologies, advanced driver assistance systems, connected vehicle services, next-generation manufacturing and distribution capabilities. We estimate capital investments to be in a range of $525-$575 million, and research and development expenses to be in a range of $265-$295 million,” noted Darrin Siver, senior vice president.

Financial Services Companies Achieve Good Results

PACCAR Financial Services (PFS) has a portfolio of 202,000 trucks and trailers, with total assets of $15.05 billion. PACCAR Leasing (PacLease), a major full-service truck leasing company, is included in this segment. Second quarter PFS pre-tax income in 2020 was $55.5 million compared to $80.3 million earned in the second quarter last year. Second quarter 2020 revenues were $360.3 million compared to $361.4 million achieved in the same quarter of 2019. For the first six months of 2020, PFS earned pre-tax income of $103.8 million compared to $164.3 million last year. First-half 2020 revenues were $744.0 million compared with $710.9 million for the same period a year ago. “PFS’ portfolio performed well during the second quarter of 2020,” said Todd Hubbard, PACCAR vice president. “The used truck market is experiencing lower vehicle resale values. PACCAR Financial is investing in worldwide used truck retail centers to sell an increased number of used trucks at retail prices, which enhances used truck sales margins. PFS recently opened used truck centers in Denton, Texas, and Prague, Czech Republic, and plans to open a used truck facility in Madrid, Spain.”

“PACCAR’s excellent balance sheet, complemented by its A+/A1 credit ratings, enables PFS to offer competitive retail financing to Kenworth, Peterbilt and DAF dealers and customers in 26 countries on four continents,” said Craig Gryniewicz, PACCAR Financial Corp. president. “We have excellent access to the commercial paper and medium-term note markets, allowing PFS to profitably support the sale of PACCAR trucks.”

PacLease Celebrates 40th Anniversary

PacLease is celebrating its 40th anniversary this year. PacLease has a fleet of 38,300 vehicles, and operates in 587 locations throughout the United States, Canada, Mexico, Germany and Australia. PacLease provides best in class customer service, maximum vehicle uptime and customized transportation solutions by utilizing premium quality Kenworth, Peterbilt and DAF trucks. PacLease’s transportation solutions include full truck maintenance, telematics, driver training, regulatory compliance, toll discounts and fuel management.

“PacLease customers are usually private fleets whose primary businesses rely on trucks to transport their products,” said Ken Roemer, PacLease president. “PacLease’s full service leasing solutions simplify the transportation of customers’ products, allowing customers to focus on their core business.”

PacLease Peterbilt Model 579 Truck

PACCAR is a global technology leader in the design, manufacture and customer support of high-quality light-, medium- and heavy-duty trucks under the Kenworth, Peterbilt and DAF nameplates. PACCAR also designs and manufactures advanced powertrains, provides financial services and information technology, and distributes truck parts related to its principal business.

PACCAR will hold a conference call with securities analysts to discuss second quarter earnings on July 21, 2020, at 9:00 a.m. Pacific time. Interested parties may listen to the call by selecting “Q2 Earnings Webcast” at PACCAR’s homepage. The Webcast will be available on a recorded basis through July 28, 2020. PACCAR shares are listed on NASDAQ Global Select Market, symbol PCAR. Its homepage is www.paccar.com.

This release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act. These statements are based on management’s current expectations and are subject to uncertainty and changes in circumstances. Actual results may differ materially from those included in these statements due to a variety of factors. More information about these factors is contained in PACCAR’s filings with the Securities and Exchange Commission.

PACCAR Inc

SUMMARY STATEMENTS OF OPERATIONS

(in millions except per share amounts)

	Three Months Ended		Six Months Ended
	June 30		June 30
	2020	2019	2020	2019
Truck, Parts and Other:
Net sales and revenues	$2,701.9	$6,266.5	$7,479.9	$12,404.6
Cost of sales and revenues	2,441.5	5,341.7	6,631.1	10,558.8
Research and development	66.5	82.5	137.5	160.8
Selling, general and administrative	93.9	139.8	225.3	276.7
Interest and other (income), net	(19.5)	(9.8)	(32.6)	(20.1)

Truck, Parts and Other Income Before Income Taxes	119.5	712.3	518.6	1,428.4

Financial Services:
Revenues	360.3	361.4	744.0	710.9
Interest and other	271.0	243.6	556.8	474.4
Selling, general and administrative	26.3	33.5	58.9	66.0
Provision for losses on receivables	7.5	4.0	24.5	6.2

Financial Services Income Before Income Taxes	55.5	80.3	103.8	164.3
Investment income	9.0	21.8	23.8	41.1

Total Income Before Income Taxes	184.0	814.4	646.2	1,633.8
Income taxes	36.3	194.7	139.1	385.1

Net Income	$147.7	$619.7	$507.1	$1,248.7

Net Income Per Share:
Basic	$.43	$1.79	$1.46	$3.60
Diluted	$.43	$1.78	$1.46	$3.59

Weighted Average Shares Outstanding:
Basic	346.4	347.0	346.7	347.1
Diluted	346.8	347.7	347.1	347.8

Dividends declared per share	$.32	$.32	$.64	$.64

PACCAR Inc

CONDENSED BALANCE SHEETS

(in millions)

	June 30	December 31
	2020	2019
ASSETS
Truck, Parts and Other:
Cash and marketable debt securities	$4,167.3	$5,169.4
Trade and other receivables, net	1,248.3	1,306.1
Inventories, net	1,136.4	1,153.2
Property, plant and equipment, net	3,025.0	2,883.8
Equipment on operating leases and other, net	1,781.8	1,777.2
Financial Services Assets	15,047.6	16,071.4

	$26,406.4	$28,361.1

LIABILITIES AND STOCKHOLDERS' EQUITY
Truck, Parts and Other:
Accounts payable, deferred revenues and other	$4,969.5	$6,013.1
Financial Services Liabilities	11,660.1	12,641.9
STOCKHOLDERS' EQUITY	9,776.8	9,706.1

	$26,406.4	$28,361.1

Common Shares Outstanding	345.8	346.3

PACCAR Inc

CONDENSED CASH FLOW STATEMENTS

(in millions)

Six Months Ended June 30,	2020	2019
OPERATING ACTIVITIES:
Net income	$507.1	$1,248.7
Depreciation and amortization:
Property, plant and equipment	122.4	162.6
Equipment on operating leases and other	390.9	357.7
Net change in trade receivables, inventory and payables	(218.3)	(187.7)
Net decrease (increase) in wholesale receivables on new trucks	694.7	(321.0)
All other operating activities, net	(136.0)	(70.8)

Net Cash Provided by Operating Activities	1,360.8	1,189.5

INVESTING ACTIVITIES:
Payments for property, plant and equipment	(312.2)	(249.9)
Acquisitions of equipment for operating leases	(439.6)	(660.4)
Net increase in financial services receivables	(113.9)	(426.5)
Net decrease (increase) in marketable debt securities	11.7	(87.8)
Proceeds from asset disposals and other	259.9	299.2

Net Cash Used in Investing Activities	(594.1)	(1,125.4)

FINANCING ACTIVITIES:
Payments of cash dividends	(1,018.0)	(917.0)
Purchases of treasury stock	(41.6)	(56.5)
Proceeds from stock compensation transactions	11.3	23.9
Net (decrease) increase in debt and other	(730.1)	667.6

Net Cash Used in Financing Activities	(1,778.4)	(282.0)
Effect of exchange rate changes on cash	(35.4)	1.4

Net Decrease in Cash and Cash Equivalents	(1,047.1)	(216.5)
Cash and cash equivalents at beginning of period	4,175.1	3,435.9

Cash and cash equivalents at end of period	$3,128.0	$3,219.4

PACCAR Inc

SEGMENT AND OTHER INFORMATION

(in millions)

	Three Months Ended		Six Months Ended
	June 30		June 30
	2020	2019	2020	2019
Sales and Revenues:
Truck	$1,858.4	$5,211.9	$5,616.0	$10,319.2
Parts	823.7	1,025.4	1,822.3	2,030.1
Financial Services	360.3	361.4	744.0	710.9
Other	19.8	29.2	41.6	55.3

	$3,062.2	$6,627.9	$8,223.9	$13,115.5

Pretax (Loss) Profit:
Truck	$(46.2)	$510.7	$136.9	$1,027.7
Parts	151.9	210.6	366.6	418.2
Financial Services	55.5	80.3	103.8	164.3
Investment Income and Other	22.8	12.8	38.9	23.6

	$184.0	$814.4	$646.2	$1,633.8

GEOGRAPHIC REVENUE

(in millions)

	Three Months Ended		Six Months Ended
	June 30		June 30
	2020	2019	2020	2019
United States and Canada	$1,845.9	$4,291.3	$5,176.0	$8,413.1
Europe	857.9	1,571.0	2,118.0	3,245.3
Other	358.4	765.6	929.9	1,457.1

	$3,062.2	$6,627.9	$8,223.9	$13,115.5

NEW TRUCK DELIVERIES

	Three Months Ended		Six Months Ended
	June 30		June 30
	2020	2019	2020	2019
United States and Canada	9,300	30,000	31,500	58,900
Europe	6,400	15,700	18,000	32,600
Other	2,400	6,600	7,000	12,300

	18,100	52,300	56,500	103,800